Exhibit 20.3

Melco Crown Entertainment Limited

(Incorporated in the Cayman Islands with Limited Liability)

Annual General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)

Resolutions presented for consideration by the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on 29 March 2017 at 4:00 p.m. (Hong Kong time).

Special Resolutions		For	Against	Abstained
1.	THAT the Company’s English name be changed from “Melco Crown Entertainment Limited” to “Melco Resorts & Entertainment Limited” (the “Name Change”).

2.	THAT the adoption of the new amended and restated memorandum and articles of association of the Company, incorporating, amongst other amendments, the Name Change (the “New M&A”), in the form produced at the Annual General Meeting and marked “A” and initialed by the chairman of the Annual General Meeting for the purpose of identification, be hereby approved and adopted as the new amended and restated memorandum and articles of association of the Company in substitution for and to the exclusion of the existing amended and restated memorandum and articles of association of the Company; and THAT any one Director or the Company Secretary of the Company, acting singly, be hereby authorized to do all acts and things and to sign, execute and deliver all documents as any such Director or Company Secretary may deem necessary, expedient or appropriate to give effect to or otherwise in connection with the Name Change and the adoption of the New M&A, including but not limited to providing any relevant instructions to the Company’s registered office.

(Signature)